January 11, 1999



Board of Directors
North Arkansas Bancshares, Inc.
200 Olivia Drive
Newport, Arkansas 72112

      Re: North Arkansas Bancshares, Inc. 1998 Stock Option and
          Incentive Plan Registration Statement on Form S-8
          -----------------------------------------------------

Gentlemen:

      We have acted as special counsel to North Arkansas Bancshares, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 51,842 shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the North Arkansas Bancshares, Inc. Managment Recoginition Plan and the North Arkansas Bancshares, Inc. 1998 Stock Option and Incentive Plan (together, the "Plans"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

      We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be legally issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                        Very truly yours,

                        Housley Kantarian & Bronstein, P.C.



                        By: /s/ J. Mark Poerio
                            -------------------------------
                            J. Mark Poerio, Esquire